UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Aquila Acquisition Corporation
(Name of Subject Company)

Not applicable

(Translation of Subject Company’s Name into English (if applicable))

Cayman Islands

(Jurisdiction of Subject Company’s Incorporation or Organization)

ZG Group
(Name of Person(s) Furnishing Form)

Class A Ordinary Shares

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable))

ZG Group
Attn: MENG Long
No. 123, Xinpei Road, Jiading District,
Shanghai 201800, PRC
+86 18817951009

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)	The following document is attached hereto as an exhibit to this form:

Exhibit No.	Description

99.1	De-SPAC Transaction Circular dated February 5, 2025

(b)	N/A

Item 2. Informational Legends

A legend complying with Rule 802 under the Securities Act of 1933, as amended, has been included in the documents referred to in Item 1.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III - CONSENT TO SERVICE OF PROCESS

(1)	A written irrevocable consent and power of attorney on Form F-X is filed with the Securities and Exchange Commission concurrently with this Form CB on February 6, 2025.

(2)	N/A

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ZG Group

By:	/s/WANG Dong
Name: WANG Dong
Title: Director

Dated: February 6, 2025